EXECUTION COPY

                  INTERIM COUNTRY ADVISORY AGREEMENT

                   Blackstone Asia Advisors L.L.C.
                          345 Park Avenue
                     New York, New York 10154

Blackstone Fund Services India Private Limited
Taj President - Mumbai
Room No. 802
90, Cuffe Parade
Mumbai - 400 005
India

Ladies and Gentlemen:

This will confirm that the agreement among the
undersigned (the "Investment Manager") and you (the "Country
Adviser") is as follows:
1.	The Investment Manager has been employed pursuant
to an interim management agreement effective as of December 4,
2005, between an investment company (the "Company") registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and the Investment Manager (the "Management Agreement"). The Company engages in the business of investing and reinvesting its assets in the manner and in accordance with the investment objective and limitations specified in the Company's articles of incorporation, as amended from time to time in the registration statement on Form N-2, as in effect from time to time, and in such manner and to such extent as may from time to time be
authorized by the Board of Directors of the Company.  Copies of
the documents referred to in the preceding sentence have been furnished to the Country Adviser. Any amendments to these documents shall be furnished to the Country Adviser.
2.	Subject to the approval by the Company, the
Investment Manager engages the Country Adviser on an independent contractor relationship basis to: (a) provide and procure statistical and factual information and research regarding
economic and political factors and trends in India and its
surrounding region and (b) provide or procure research and
statistical data in relation to investing and other
opportunities in India and its surrounding region. The Country Adviser will not make any investment decisions with respect to the Company.
3.	The Country Adviser shall, at its expense,
provide office space, office facilities and personnel reasonably necessary for performance by it of the services to be provided by the Country Adviser pursuant to this Agreement.
4.	The Country Adviser may contract on its own
behalf with or consult with such banks, other securities firms, brokers or other parties without additional expense to the
Company, as it may deem appropriate regarding research and
statistical data or otherwise.
5.	In consideration of the services to be rendered
by the Country Adviser under this Agreement, the Investment
Manager shall pay the Country Adviser a monthly fee in United
States dollars on the fifth business day of each month for the previous month at an annual rate of: 0.10% of the Fund's average weekly net assets. If the fee payable to the Investment Adviser pursuant to this Section 5 begins to accrue before the end of any month or if this Agreement terminates before the end of any month, the fee for the period from such date to the end of such month or from the beginning of such month to the date of
termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in
which such effectiveness or termination occurs.
6.	The Country Adviser represents and warrants that
it will be duly registered and authorized as an investment
adviser under the Investment Advisers Act of 1940, as amended
(the "Advisers Act"), and the Country Adviser agrees to maintain effective all requisite registrations, authorizations and licenses, as the case may be, until termination of this
Agreement.
7.	This Agreement shall become effective on December
4, 2005 and shall remain in effect until May 3, 2006, and shall terminate automatically on that date. Notwithstanding the above, this Agreement (a) may nevertheless be terminated at any time, without penalty, by the Company's Board of Directors, by vote of holders of a majority of the outstanding voting
securities (as defined in the 1940 Act) of the Company or by the Investment Manager upon 60 days' written notice delivered to each party hereto and (b) shall automatically be terminated in the event of its assignment (as defined in the 1940 Act).  Any such notice shall be deemed given when received by the
addressee.
8.	Nothing herein shall be deemed to limit or
restrict the right of the Country Adviser, any affiliate of the Country Adviser or any employee of the Country Adviser to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.
Nothing herein shall be construed as constituting the Country
Adviser an agent of the Investment Manager or the Company.
9.	This Agreement shall be governed by the laws of
the State of New York; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.
10.	Notices.  Any notice hereunder shall be in
writing and shall be delivered in person or by telex or facsimile (followed by delivery in person) to the parties at the addresses set forth below.


If to the Country Adviser:
Blackstone Fund Services India Private Limited
Taj President - Mumbai
Room No. 802
90, Cuffe Parade
Mumbai - 400 005
India
If to the Investment Manager:
Blackstone Asia Advisors L.L.C.
			345 Park Avenue
			New York, New York 10154

or to such other address as to which the recipient shall have informed the other party in writing.
Unless specifically provided elsewhere, notice given
as provided above shall be deemed to have been given, if by personal delivery, on the day of such delivery, and, if by facsimile and mail, on the date on which such facsimile is sent or mailed.
11.	Counterparts.  This Agreement may be executed in
two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
If the foregoing correctly sets forth the agreement between the Investment Manager and the Country Adviser, please so indicate by signing and returning to the Investment Manager the enclosed copy hereof.

Very truly yours,

BLACKSTONE ASIA ADVISORS L.L.C.
By: /s/ Stephen A. Schwarzman
Name:  Stephen A. Schwarzman
Title:  Chairman and Chief Executive Officer


ACCEPTED:

BLACKSTONE FUND SERVICES INDIA
PRIVATE LIMITED


By: /s/ Barbara F. Pires
Name:  Barbara F. Pires
Title:  Director